Exhibit 99.1

ADMINISTAFF ANNOUNCES THIRD QUARTER RESULTS

•	Gross profit increases 21%

•	Operating income increases 112%

•	Net income from continuing operations increases 106%

HOUSTON – Nov. 3, 2003 – Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization, today announced results for the third quarter and nine months ended September 30, 2003. From its continuing operations, the company reported third quarter net income and diluted net income per share of $8.4 million and $0.31, versus net income of $4.1 million and $0.15 in the 2002 period.

The third quarter results from continuing operations includes a $3.9 million reduction in payroll tax expense, or $2.4 million and $0.09 per share after tax, resulting from the receipt of the company’s final 2002 and 2003 Texas unemployment tax rates from the Texas Workforce Commission (“TWC”).

The company also reported a net loss from its discontinued operations of $0.03 per share versus $0.01 per share in the 2002 period. These results include an after-tax impairment charge of $700,000, or $0.03 per share, to discontinued operations related to a write down of assets of the company’s subsidiary, Administaff Financial Management Services.

“We have successfully resolved several significant issues, including the receipt of final unemployment tax rates from the TWC, obtaining a favorable verdict in the Aetna lawsuit, the implementation of a new workers’ compensation insurance program and the matching of price and cost for health insurance,” said Paul J. Sarvadi, chairman of the board and chief executive officer. “We have now shifted our focus to regaining our growth momentum, led by the successful launch of our fall selling campaign.”

Revenues for the third quarter of 2003 were $217.8 million, a decrease of 0.1% compared to the 2002 period. This decrease was due to a 6.9% decrease in the average number of paid worksite employees per month, partially offset by a 7.4%, or $67, increase in revenues per worksite employee per month.

Gross profit increased 21.0% over the third quarter of 2002 to $56.6 million. The average gross profit per worksite employee per month increased 30.3%, or $59, to $254 per month in the 2003 period. These results reflect the $67 increase in revenues per worksite employee per month and a $30 per worksite employee per month decrease in payroll taxes (of which $18 related to the TWC credit), partially offset by increases of $22 in benefits costs and $16 in workers’ compensation costs.

Operating expenses increased 6.3%, or $2.5 million, over the 2002 period to $42.8 million, due primarily to increased legal costs associated with the company’s lawsuit with Aetna, accruals relating to the 2003 employee incentive compensation plan and increased marketing costs associated with the 2003 fall sales campaign. These increases, along with the 6.9% reduction in

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Administaff, Inc.

the average number of worksite employees paid, contributed to an increase of $24 in operating expense per worksite employee per month, from $168 to $192.

Operating income for the third quarter of 2003 was $13.8 million, compared to $6.5 million in the 2002 period. On a per worksite employee basis, operating income improved to $62 per month compared to $27 per month for the third quarter of 2002.

“Our results from continuing operations were better than expected as effective pricing and management of our direct costs more than offset the impact of the worksite employee decline,” said Douglas S. Sharp, vice president of finance and chief financial officer. “Our operating expenses remained relatively flat for the quarter, as expected.”

Year-to-Date Results

For the nine months ended September 30, 2003 the company reported net income and diluted net income per share of $6.2 million and $0.23 from its continuing operations, versus a net loss and diluted net loss per share of $4.2 million and $0.15 for the same period in 2002. The company also reported a net loss from its discontinued operations of $0.05 per share in 2003 and $0.03 per share in the 2002 period.

Year-to-date revenues increased to $662.6 million, or 7.0% over the 2002 period. This increase was due to an 8.9%, or $80, increase in revenues per worksite employee per month offset by a 1.7% decrease in the average number of paid worksite employees per month.

Gross profit for the nine months ended September 30, 2003 increased 22.7% to $139.4 million. The average gross profit per worksite employee per month increased 24.8%, or $41, to $206 in the 2003 period. These results reflect the $80 increase in revenues per worksite employee per month and a $5 decrease in payroll taxes partially offset by increases of $29 in benefits costs and $15 in workers’ compensation costs.

Administaff, Inc.

Year-to-date operating expenses increased 6.0%, or $7.3 million, over the 2002 period to $129.4 million, primarily due to increased legal costs associated with the company’s lawsuit with Aetna, accruals relating to the 2003 employee incentive compensation plan and increased marketing costs. These increases, along with the 1.7% reduction in worksite employees paid per month, contributed to an increase of $14 in operating expenses per worksite employee per month, from $177 to $191 in the 2003 period.

The resulting operating income for the nine months ended September 30, 2003, was $10.0 million compared to an operating loss of $8.6 million in the 2002 period. On a per worksite employee basis, operating income improved to $15 per month compared to an operating loss of $12 per month for the 2002 period.

Historically, the company’s earnings pattern has included losses in the first quarter, followed by improved profitability in subsequent quarters throughout the year. This pattern is due to the effects of employment-related taxes that are based on each employee’s cumulative earnings up to specified wage levels, causing employment-related taxes to be highest in the first quarter and then decline over the course of the year.

Effective January 1, 2003, the company implemented a new pricing and billing system for new and renewing clients. For clients active on the new system in January of any year, the system includes a feature that accelerates invoicing of the estimated payroll tax component of the comprehensive service fee to more closely reflect the pattern of incurred costs. Accordingly, the impact of new and renewing clients invoiced on the new billing system in January 2003, which represented approximately 20% of the company’s client base, has resulted in the partial offset of the company’s historical earnings pattern in 2003. All clients are expected to be using the new system by January 2004.

Business Outlook

Administaff also updated its outlook for the fourth quarter 2003 on several key metrics:

•	The company currently estimates that its paid worksite employee count will average approximately 75,000 for the fourth quarter.

•	Average gross profit per worksite employee per month for the fourth quarter is expected to be in a range of $240 to $245.

•	Operating expenses are expected to be in the range of $42.0 million to $42.5 million for the fourth quarter.

This guidance excludes the results of Administaff Financial Management Services, a division that is currently held for sale and is being reported as a discontinued operation.

Administaff will be hosting a conference call today at 11:00 a.m. EST to discuss the quarterly results and business trends, and answer questions from investment analysts. To listen in, call 800-901-5218 and use passcode 77335373. The call will also be webcast at www.administaff.com. To access the webcast, click on the Investor Relations section of the

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Administaff, Inc.

website and select “Live Webcast.” The conference call script will be available at the same website later today. A replay of the conference call will be available at 888-286-8010, passcode 36839736, for two weeks after the call. The webcast will be archived for one year.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s web site at www.administaff.com.

(Note: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments, including, but not limited to, Administaff’s ability to comply with Revenue Procedure 2002-21 and possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance premiums, increases in underlying health insurance claims trends, workers’ compensation rates and state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the estimated costs and effectiveness of capital projects and investments in technology and infrastructure, including Administaff’s ability to maintain adequate financing for such projects; (v) Administaff’s ability to effectively implement its 401(k) recordkeeping services; (vi) the effectiveness of Administaff’s sales and marketing efforts, including the company’s marketing arrangements with other companies; (vii) the failure to sell Administaff Financial Management Services, Inc.; (viii) changes in the competitive environment in the Professional Employer Organization industry; (ix) Administaff’s liability for worksite employee payroll and benefits costs; and (x) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	September 30,	December 31,
	2003	2002

	(Unaudited)
Assets
Cash and cash equivalents	$49,721	$71,799
Restricted cash	1,512	—
Marketable securities	22,553	14,714
Accounts receivable	86,304	82,475
Prepaid expenses and other current assets	28,477	22,535
Deferred income taxes	829	641
Operations held for sale	179	1,282

Total current assets	189,575	193,446
Property and equipment	158,091	153,173
Accumulated depreciation	(77,266)	(62,078)

Net property and equipment	80,825	91,095
Deposits	30,852	26,552
Other assets	963	4,071

Total assets	$302,215	$315,164

Liabilities and Stockholders’ Equity
Accounts payable	$2,320	$3,069
Payroll taxes and other payroll deductions payable	34,098	57,196
Accrued worksite employee payroll expense	77,406	69,676
Accrued health insurance costs	2,534	5,815
Accrued workers’ compensation costs	2,514	95
Other accrued liabilities	16,719	12,939
Income taxes payable	3,494	348
Current portion of long-term debt	1,793	1,676
Operations held for sale	103	112

Total current liabilities	140,981	150,926
Long-term debt	41,042	42,493
Accrued workers’ compensation costs	1,403	—
Deferred income taxes	5,108	5,396

Total noncurrent liabilities	47,553	47,889
Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	101,733	102,315
Treasury stock, cost	(49,792)	(43,003)
Accumulated other comprehensive income, net of tax	28	153
Retained earnings	61,403	56,575

Total stockholders’ equity	113,681	116,349

Total liabilities and stockholders’ equity	$302,215	$315,164

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,

	2003	2002	Change	2003	2002	Change

Operating results:
Revenues (gross billings of $1.2 billion, $1.2 billion, $3.5 billion and $3.5 billion, less worksite employee payroll cost of $940 million, $998 million, $2.9 billion and $2.9 billion, respectively)	$217,849	$218,069	(0.1)%	$662,595	$618,993	7.0%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	161,271	171,323	(5.9)%	523,214	505,417	3.5%

Gross profit	56,578	46,746	21.0%	139,381	113,576	22.7%
Operating expenses:
Salaries, wages and payroll taxes	19,974	19,143	4.3%	60,921	56,706	7.4%
General and administrative expenses	12,613	11,164	13.0%	38,037	35,891	6.0%
Commissions	2,588	3,027	(14.5)%	8,130	9,111	(10.8)%
Advertising	2,297	1,575	45.8%	6,294	4,864	29.4%
Depreciation and amortization	5,328	5,348	(0.4)%	16,042	15,559	3.1%

	42,800	40,257	6.3%	129,424	122,131	6.0%

Operating income (loss)	13,778	6,489	112.3%	9,957	(8,555)	216.4%
Other income (expense):
Interest income	595	308	93.2%	1,173	1,485	(21.0)%
Interest expense	(548)	(58)	844.8%	(1,668)	(58)	2,775.9%
Other, net	22	(27)	181.5%	480	234	105.1%

Income (loss) before income taxes	13,847	6,712	106.3%	9,942	(6,894)	244.2%
Income tax expense (benefit)	5,470	2,651	106.3%	3,747	(2,723)	237.6%

Net income (loss) from continuing operations	$8,377	$4,061	106.3%	$6,195	$(4,171)	248.5%

Discontinued operations:
Loss from operations of discontinued division	(1,334)	(468)	185.0%	(2,103)	(1,517)	38.6%
Income tax expense (benefit)	(433)	(186)	132.8%	(736)	(599)	22.9%

Net loss from discontinued operations	(901)	(282)	219.5%	(1,367)	(918)	48.9%
Net income (loss)	$7,476	$3,779	97.8%	$4,828	$(5,089)	194.9%

Diluted net income (loss) per share of common stock:
Income (loss) from continuing operations	$0.31	$0.15	106.7%	$0.23	$(0.15)	253.3%
Loss from discontinued operations	$(0.03)	$(0.01)	200.0%	$(0.05)	$(0.03)	66.7%

Net income (loss) per share	$0.28	$0.14	100.0%	$0.18	$(0.18)	200.0%

Diluted weighted average common shares outstanding	27,151	27,828		27,190	27,893

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Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,

	2003	2002	Change	2003	2002	Change

Statistical data:
Average number of worksite employees paid per month	74,281	79,812	(6.9)%	75,270	76,592	(1.7)%
Revenues per worksite employee per month(1)	$978	$911	7.4%	$978	$898	8.9%
Gross profit per worksite employee per month	254	195	30.3%	206	165	24.8%
Operating expenses per worksite employee per month	192	168	14.3%	191	177	7.9%
Operating income (loss) per worksite employee per month	62	27	129.6%	15	(12)	225.0%
Net income (loss) from continuing operations per worksite employee per month	38	17	123.5%	9	(6)	250.0%

(1)	Gross billings of $5,194, $5,078, $5,188 and $5,115 per worksite employee per month less payroll cost of $4,216, $4,167, $4,210 and $4,217 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,

	2003	2002	Change	2003	2002	Change

GAAP to non-GAAP reconciliation:
Payroll cost (GAAP)	$939,615	$997,783	(5.8)%	$2,852,217	$2,906,830	(1.9)%
Less: Bonus payroll cost	47,325	55,690	(15.0)%	166,539	192,029	(13.3)%

Non-bonus payroll cost	$892,290	$942,093	(5.3)%	$2,685,678	$2,714,801	(1.1)%

Payroll cost per worksite employee (GAAP)	$4,216	$4,167	1.2%	$4,210	$4,217	(0.2)%
Less: Bonus payroll cost per worksite employee	212	232	(8.6)%	245	279	(12.2)%

Non-bonus payroll cost per worksite employee	$4,004	$3,935	1.8%	$3,965	$3,938	0.7%

Non-bonus payroll cost is a non-GAAP financial measure that excludes the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the new program effective September 1, 2003. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles (“GAAP”) and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes these non-GAAP financial measures in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s new workers’ compensation program. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the table above.

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